EXHIBIT 99.1

PRESS RELEASE                                                     Source: Dynegy

DYNEGY AND CHEVRONTEXACO AGREE TO TRANSITION OF NATURAL GAS PURCHASE AND SALE AGREEMENTS


HOUSTON--(BUSINESS WIRE)--Jan. 17, 2003--Dynegy Inc. (NYSE:DYN - News) today
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announced that it has reached agreement with ChevronTexaco (NYSE:CVX - News) to
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end their existing natural gas purchase and sale contracts related to
ChevronTexaco's North American production and consumption, effective Feb. 1, 2003. Dynegy Marketing and Trade had purchased substantially all of ChevronTexaco's lower-48 U.S. natural gas and supplied the natural gas requirements of ChevronTexaco's corporate facilities through agreements that were to run until August 2006. Dynegy has paid ChevronTexaco approximately $11 million in connection with ending the contracts and the transfer to ChevronTexaco of certain third-party contracts. To ensure a seamless transition, Dynegy will provide ChevronTexaco with services that include agency arrangements, scheduling, invoicing and accounting, through March 31, 2003.

"This transition in our business is consistent with Dynegy's strategy of exiting our third-party marketing and trading activities and thereby reducing collateral requirements," said Dynegy President and Chief Executive Officer Bruce Williamson. "By the time the transition is complete, overall collateral postings will be lowered by approximately $180 million, providing yet another significant boost to liquidity as we work to improve the company's financial position and rebuild Dynegy around our core power generation, natural gas liquids and regulated energy delivery assets."

The agreement announced today does not involve the natural gas processing and liquids agreements between Dynegy Midstream Services and ChevronTexaco, which will continue in their current forms. Dynegy Midstream Services is the company's natural gas liquids business unit involved in gathering, processing, fractionation, transportation, marketing and feedstock supply.

Dynegy Inc. owns operating divisions engaged in power generation, natural gas liquids and regulated energy delivery. Through these business units, the company serves customers by delivering value-added solutions to meet their energy needs.

Certain statements included in this news release are intended as "forward-looking statements." These statements include assumptions, expectations, predictions, intentions or beliefs about future events, including Dynegy's anticipated reduction in collateral requirements as a result of the ChevronTexaco natural gas purchase and sales agreement termination and the expectation that the parties' natural gas processing and liquids agreements will continue in their current forms. Dynegy cautions that actual future results may vary materially from those expressed or implied in any forward-looking statements. Some of the key factors that could cause actual results to vary materially from those expected include changes in commodity prices for power and natural gas, Dynegy's ability to successfully execute its exit from third-party risk management aspects of the marketing and trading business and the costs that may be associated with this activity. More information about the risks and uncertainties relating to these forward-looking statements are found in Dynegy's SEC filings, which are available free of charge on the SEC's web site at http://www.sec.gov.
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